                                                                   EXHIBIT 10.7



                                                                      PACKAGE D






                            ASSET PURCHASE AGREEMENT

                           DATED AS OF April 11, 1996

                                  BY AND AMONG

                       TRANSWESTERN GATHERING COMPANY AND
                            ENRON GATHERING COMPANY

                                   as Sellers

                                      AND

                         CONTINENTAL NATURAL GAS, INC.

                                    as Buyer

                               TABLE OF CONTENTS

                                  ARTICLE 1
                              PURCHASE AND SALE

1.1      Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 2
                                PURCHASE PRICE

2.1      Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .
2.2      Earnest Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
2.3      Adjustments to the Purchase Price  . . . . . . . . . . . . . . . . . .
2.4      Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
2.5      Post-Closing Adjustments to the Purchase Price . . . . . . . . . . . .
2.6      Allocated Values . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 3
                    CLOSING; ADJUSTMENTS TO PURCHASE PRICE

3.1      Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . .
3.2      Deliveries by Sellers at Closing . . . . . . . . . . . . . . . . . . .
3.3      Deliveries by Buyer at Closing . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1      Organization and Good Standing of Sellers  . . . . . . . . . . . . . .
4.2      Condition of the Assets; Preferential Rights to Purchase . . . . . . .
4.3      Authorization of Agreement; No Violation; No Consents  . . . . . . . .
4.4      Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . .
4.5      Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . .
4.6      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
4.7      Suits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
4.8      Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . .
4.9      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . .
4.10     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF BUYER

5.1      Organization and Good Standing . . . . . . . . . . . . . . . . . . . .
5.2      Authorization of Agreement; No Violations; No Consents . . . . . . . .
5.3      Government Consents  . . . . . . . . . . . . . . . . . . . . . . . . .
5.4      Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . .
5.5      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
5.6      Suits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
5.7      Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .





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
                                  ARTICLE 6
                                  COVENANTS

6.1      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
6.2      Operation of the Assets Prior to the Effective Time  . . . . . . . . .
6.3      Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
6.4      Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
6.5      Payment of Pre-Effective Time Operating Expenses . . . . . . . . . . .
6.6      Commission Filings . . . . . . . . . . . . . . . . . . . . . . . . . .
6.7      Risk of Loss of the Assets; Casualty Loss  . . . . . . . . . . . . . .
6.8      Allocation of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .
6.9      Records: Access and Retention  . . . . . . . . . . . . . . . . . . . .
6.10     Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
6.11     Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . .
6.12     Supplements to Schedules . . . . . . . . . . . . . . . . . . . . . . .
6.13     Sellers' Property Located on Easements After Closing . . . . . . . . .
6.14     Operational Due Diligence  . . . . . . . . . . . . . . . . . . . . . .
6.15     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 7
                     CONDITIONS TO OBLIGATIONS OF SELLERS

7.1      Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . .
7.2      Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
7.3      Pending Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .
7.4      Casualty Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
7.5      Sellers' Acquisition of Assets . . . . . . . . . . . . . . . . . . . .
7.6      HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 8
                      CONDITIONS TO OBLIGATIONS OF Buyer

8.1      Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . .
8.2      Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
8.3      Pending Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .
8.4      Casualty Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
8.5      HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 9
                                TITLE MATTERS

9.1      Title Examination Period . . . . . . . . . . . . . . . . . . . . . . .
9.2      Definition of Title Defects  . . . . . . . . . . . . . . . . . . . . .
9.3      Remedies for Title Defects . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 10
                            ENVIRONMENTAL MATTERS

10.1     Pre-Closing Environmental Audit  . . . . . . . . . . . . . . . . . . .
10.2     Post-Closing Environmental Investigation . . . . . . . . . . . . . . .
10.3     Corrective Action  . . . . . . . . . . . . . . . . . . . . . . . . . .
10.4     Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 11
                                 TERMINATION

11.1     Termination At or Prior to Closing . . . . . . . . . . . . . . . . . .
11.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . .

                                  ARTICLE 12
                               INDEMNIFICATION

12.1     Assumption of Liabilities Relating to the Assets . . . . . . . . . . .
12.2     Indemnification By Buyer . . . . . . . . . . . . . . . . . . . . . . .
12.3     Indemnification By Seller  . . . . . . . . . . . . . . . . . . . . . .
12.4     Limitation on Damages; Survival of Representations . . . . . . . . . .
12.5     Notice of Asserted Liability; Opportunity to Defend  . . . . . . . . .

                                  ARTICLE 13
                                MISCELLANEOUS

13.1     Applicable Law; Alternative Dispute Resolution . . . . . . . . . . . .
13.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.3     Independent Investigation  . . . . . . . . . . . . . . . . . . . . . .
13.4     Disclaimer Regarding Assets  . . . . . . . . . . . . . . . . . . . . .
13.5     Waiver of Trade Practices Acts . . . . . . . . . . . . . . . . . . . .
13.6     No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .
13.7     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.8     Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . .
13.9     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.10    No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.12    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.13    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.14    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.15    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . .
13.16    Payment of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.17    Certain Interpretive Matters . . . . . . . . . . . . . . . . . . . . .





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
                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, dated as of April 11, 1996, is by and among TRANSWESTERN GATHERING COMPANY, a Delaware corporation ("TGC"), and ENRON GATHERING COMPANY ("EGC") (TGC and EGC are herein sometimes referred to as "Seller" and jointly as "Sellers"), as Sellers, and CONTINENTAL NATURAL GAS, INC., an Oklahoma corporation ("Buyer"), as Buyer.

     WHEREAS, TGC owns certain natural gas gathering pipelines and related facilities located in the Anadarko producing area that it acquired from Transwestern Pipeline Company ("TW") ("TW Assets") and TGC has obtained a Declaratory Order from the Federal Energy Regulatory Commission ("Commission") finding the TW Assets are gas gathering facilities not subject to the jurisdiction of the Commission under the Natural Gas Act (the "Act");

     WHEREAS, EGC owns certain natural gas gathering pipelines and related facilities located in the Anadarko producing area that it acquired from Enron Anadarko Gathering Corp. ("EAGC") following EAGC's acquisition of said assets from Northern Natural Gas Company ("NNG") ("NNG Assets") and EGC has obtained a Declaratory Order from the Commission finding the NNG Assets are gas gathering facilities not subject to the jurisdiction of the Commission under the Act;

     WHEREAS, Buyer desire to acquire from Sellers, and Sellers desires to sell to Buyer, certain of the natural gas gathering pipelines and related assets that are located in the Anadarko producing area of Texas and Oklahoma, generally consisting of the Perryton and Frass Como gathering systems; and

     WHEREAS, Sellers desire to sell the aforementioned gathering assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

     1.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (defined in Section 3.1 below), Sellers will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Sellers, the assets described on Schedule 1.1 attached hereto under the heading "Sellers' Assets" (TW Assets and NNG Assets are jointly herein referred to as the "Assets").

                                   ARTICLE 2
                                 PURCHASE PRICE

     2.1 Purchase Price. Buyer agrees to pay an aggregate purchase price to Sellers of SIX MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($6,200,000.00) (the "Purchase Price"), as adjusted at Closing pursuant to Section 2.3 of this Agreement (the "Adjusted Purchase Price") less the Earnest Money (as defined in
Section 2.2) by means of a completed Federal Funds wire transfer of immediately available funds to an account designated by Sellers.

     2.2 Earnest Money. No earnest money will be deposited by Buyer.

     2.3 Adjustments to the Purchase Price.

     (a) The Purchase Price shall be increased by the following amounts:

          (i) all capital expenditures (other than expenditures for Environmental Compliance Deficiencies set forth on the Environmental Statement (each as hereinafter defined)) reasonably paid or incurred by Sellers or their affiliates that are attributable to the Assets and attributable to the period of time from and after 12:00 a.m., Houston, Texas time on the date of this Agreement to the Effective Time (as hereinafter defined); provided that any individual non-emergency capital expenditure in excess of $30,000 that is not listed on Schedule 6.2(b) must have received the prior written approval of Buyer, which approval shall not be unreasonably withheld, in order for such capital expenditure to be included in such adjustment;

          (ii) the market value of liquid hydrocarbons, if any, in tanks or storage included in the Assets as of the Effective Time which can be measured or reasonably estimated;

          (iii) the amount, if any, expended by Sellers as the cost to cure any Title Defect (as hereinafter defined) up to the amount of the deductible provided for in Section 9.3(b), for which Buyer is responsible; and

          (iv) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Sellers.

     (b) The Purchase Price shall be decreased by the following amounts:

          (i) any amount agreed upon in writing by Buyer and Sellers;

          (ii) any amount agreed upon in writing by Buyer and Sellers pursuant to Section 10.1(b)(i) as the remaining cost of any incomplete or remaining corrective projects; and

          (iii) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Sellers.

     (c) The adjustments described in Sections 2.3(a) and (b) are hereinafter referred to as the "Purchase Price Adjustments".

     2.4 Statement. Not later than three business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the "Statement") of the estimated Purchase Price Adjustments and the estimated Adjusted Purchase Price ("Estimated Adjusted Purchase Price"). At Closing, Buyer shall pay the Estimated Adjusted Purchase Price (less the Earnest Money Fund).

     2.5 Post-Closing Adjustments to the Purchase Price.

     (a) On or before one hundred twenty (120) days after the Closing Date, Sellers shall prepare and deliver to Buyer a revised Statement setting forth the actual Purchase Price Adjustments. To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the revised Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Statement in order to permit Buyer to perform or cause to be performed an audit. The revised Statement shall become final and binding upon the parties on the sixtieth
(60th) day following receipt thereof by Buyer (the "Final Settlement Date") unless Buyer gives written notice of its disagreement ("Notice of Disagreement") to Sellers prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the parties on, and the Final Settlement Date shall be, the earlier of (i) the date Sellers and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date on which the Final Statement (as hereinafter defined) is issued by the Arbitrator (as hereinafter defined).

     (b) During the sixty (60) days following the date of receipt by Sellers of the Notice of Disagreement, Sellers and Buyer shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If, at the end of such sixty (60) day period (or earlier by mutual agreement to arbitrate), Buyer and Sellers have not reached agreement on such matters, the matters that remain in dispute may be submitted to an arbitrator (the "Arbitrator") by either party for review and resolution. The Arbitrator shall be KPMG Peat Marwick (Houston office), or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Sellers in writing. Each party shall, not later than seven (7) business days prior to the hearing date set by the Arbitrator, submit a brief with dollar figures for settlement of the disputes as to the amount of the Adjusted Purchase Price (together with a proposed Statement that reflects such figures). The figures submitted need not be the figures offered during prior negotiations. The hearing will be scheduled seven
(7) business days following submission of the settlement figures, or as soon thereafter as is acceptable to the Arbitrator, and shall be conducted on a confidential basis without continuance or adjournment. The Arbitrator shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) within three business days after the conclusion of the hearing, unless the parties reach agreement prior thereto and withdraw the dispute from arbitration. The Arbitrator shall provide to the parties explanations in writing of the reasons for its decisions regarding the Adjusted Purchase Price and shall insure the Final Statement reflecting such decisions. The decision of the Arbitrator shall be final and binding on the parties. The cost of any arbitration (including the fees and expenses of the Arbitrator) pursuant to this Section 2.5 shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The fees and disbursements of Sellers' independent auditors incurred in connection with the procedures performed with respect to the Statement shall be borne by the Sellers and the fees and disbursements of Buyer's independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement the term "Final Statement" shall mean the revised Statement described in Section 2.5(a), as prepared by Sellers and as may be subsequently adjusted to reflect any subsequent written agreement between the parties with respect thereto, or if submitted to the Arbitrator, the Statement issued by the Arbitrator.

     (c) If the amount of the Adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the Estimated Adjusted Purchase Price paid at Closing, then Buyer shall pay to Sellers, within five business days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the Estimated Adjusted

Purchase Price paid at Closing. If the amount of the Adjusted Purchase Price as set forth on the Final Statement is less than the amount of the Estimated Adjusted Purchase Price paid at Closing, then Sellers shall pay to Buyer, within five (5) business days after the Final Settlement Date, the amount by which the Adjusted Purchase Prices as set forth on the Final Statement is less than the amount of the Estimated Adjusted Purchase Price paid at Closing. Any post-Closing payment made pursuant to this Section 2.5(c) shall be made by means of a Federal Funds wire transfer of immediately available funds to a bank account designated by the party receiving the funds.

     2.6 Allocated Values. The parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) on or before the Closing Date (the "Allocated Values"). Sellers and Buyer each agree that they will not take any position inconsistent with such allocation in preparing all tax returns and tax reports to governmental authorities ("Tax Returns") or otherwise. The parties will timely furnish each other their tax identification numbers, non-foreign affidavits and other reasonably requested tax compliance information.

                                   ARTICLE 3
                     CLOSING; ADJUSTMENTS TO PURCHASE PRICE

     3.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. in the offices of Sellers at 1400 Smith Street, Houston, Texas 77002, on April 5, 1996 (the "Closing Date"), to be effective May 31, 1996 as of 11:59 p.m. (Houston time) (the "Effective Time"), unless the conditions set forth in Articles 7 and 8 have not been satisfied in which case the Closing Date and Effective Time shall be mutually agreed upon by the parties.

     3.2 Deliveries by Sellers at Closing. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer:

     (a) special warranty deeds conveying to Buyer all fee lands included in the Assets ("Deeds"), in substantially the form attached hereto as Exhibit A;

     (b) assignments and partial assignments, as appropriate, in recordable form assigning to Buyer all interests in real property included in the Assets (other than fee property), including any obligations contained in easements to install and maintain farm taps and/or sell gas from the Assets through such farm tap facilities ("Assignments" and "Partial Assignments", in substantially the form attached hereto as Exhibit B-1 and B-2;

     (c) a conveyance, assignment and bill of sale assigning to Buyer all personal property (tangible and intangible) included in the Assets ("Conveyance"), in substantially the form attached hereto as Exhibit C;

     (d) NNG's standard form of Operational Balancing Agreement, which is attached hereto as Exhibit D (the "NNG OBA"), unless the currently effective NNG OBA between NNG and Buyer is amended to accommodate new delivery points;

     (e) TW's standard form of Operational Balancing Agreement, which is attached hereto as Exhibit D-2 (the "TW OBA"), unless the currently effective TW OBA between TW and Buyer is amended to accommodate new delivery points;

     (f) certificates of title for vehicles included in the Assets where necessary to transfer title, duly endorsed in blank;

     (g) the assumption agreement regarding certain system operational obligations and rate discounts, in substantially the form attached hereto as Exhibit E (the "Assumption Agreement");

     (h) the cathodic protection agreement between Sellers and Buyer, in substantially the form attached hereto as Exhibit F (the "Cathodic Protection Agreement");

     (i) right of way and easement agreements granting to Buyer a right of way for pipeline facilities that cross fee lands retained by Sellers or their affiliates, in substantially the forms attached hereto as Exhibit G (the "Right of Way Agreement'); and

     (j) a processing agreement between Buyer and Enron Gas Processing Company ("EGP") in substantially the form attached hereto as Exhibit H (the "EGP Processing Agreement") and

     (k) the gathering agreement between TW and Buyer providing transportation for certain gas that will be purchased or received by TW after the Closing Date, in the form, provided for in TW's FERC Order in Docket No. CP95-70 with the term amended to coincide with any TW gas purchase obligations. In the event TW and Buyer agree to the assignment of the TW gas purchase obligations to Buyer, the gathering agreement shall not be applicable to this Agreement;

     (l) assignment of gas purchase contracts between Transwestern Pipeline Company and Buyer in substantially the form attached hereto as Exhibit H (the "Assignment of Gas Purchase Contracts");

     (m) assignment of gas processing agreements between EGP and Buyer in substantially the form attached hereto as Exhibit I (the "Assignment of Gas Processing Agreements:); unless the Buyer, Sellers and EGP agree that some of all of the Gas Processing Agreement shall not be assigned, in which case EGP and Buyer shall enter in a "Default Gathering Agreement" as provided for in NNG's FERC Order in Docket No. CP94-608 with the term to coincide with such Gas Processing Agreements not assigned to Buyer and

     (n) any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

     3.3 Deliveries by Buyer at Closing. At Closing, Buyer shall deliver to Sellers the Estimated Adjusted Purchase Price as contemplated by Section 2.4, and Buyer shall execute and deliver or cause to be executed and delivered the following:

     (a) easement agreements, in substantially the form attached hereto as
Exhibit I, granting to Sellers (and their affiliates, as the case may be) easements (at no cost to Sellers or their affiliates) across any fee property or lease included in the Assets in order that Sellers and their affiliates can operate and maintain their respective facilities located on such property that are excluded form the Assets;

     (b) the NNG OBA and TW OBA;

     (c) the Cathodic Protection Agreement;

     (d) Deeds, Assignments, Partial Assignments and Conveyances;

     (e) the EGP Processing Agreement, Assignment of Gas Purchase Contracts and Assignment of Gas Processing Agreements; and

     (f) any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers each represent and warrant severally as to itself and not jointly to Buyer as of the date hereof and as of the Closing Date that:

     4.1 Organization and Good Standing of Sellers. Sellers are a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted.

     4.2 Condition of the Assets; Preferential Rights to Purchase.

     (a) Taken as a whole, the tangible assets and properties that are part of the Assets are generally in good operating condition and repair, subject to normal wear and maintenance, and except for assets taken out of service are generally usable in the regular and ordinary course of business.

     (b) Except as listed on Schedule 4.2, there are no preferential rights to purchase any portion of the Assets.

     4.3 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Sellers. Sellers have the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Sellers and their affiliates. Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby (a) will conflict with, result in a breach, default or violation of, or require consent of any third party under (i) the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of Sellers or such affiliates or (ii) to the knowledge of Sellers, any judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which either Sellers or any such affiliate is a party or is subject, or to which any of the Assets are subject, except for (A) consents and approvals from governmental authorities that are customarily obtained after closing in connection with the transactions contemplated hereby (the "Customary Post-Closing Consents") and (B) any conflict, breach, default, violation, or consent that would not have, individually or in the aggregate, a Material Adverse Effect, and (C) any applicable requirements under the Hart Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or (b) will result in the creation of any lien, charge or other encumbrance on any of the Assets. For purposes of this Agreement, occurrences or conditions shall have a "Material Adverse Effect" if they individually or collectively have a material adverse effect on the use, ownership or operation of the Assets, taking into account the nature and valuation of the Assets, or materially hinder or impede the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the terms "knowledge", "known" or any similar term, as applied to Sellers, shall mean the actual knowledge of the executive officers and key operational and management personnel of Sellers or other authorized agents of Sellers (to the extent employees or agents of an affiliate of Sellers) who prepared or provided information to Buyer in connection with Buyer's assessment and analysis of this transaction.

     4.4 Governmental Consents. To the knowledge of Sellers and except as set forth on Schedule 4.4, no consent, action, approval or authorization of, or registration, declaration or filing with, any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity") is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by Sellers or Sellers' performance of the terms of this Agreement or the validity or enforceability hereof against Sellers, except for (a) Customary Post-Closing Consents, (b) the matters discussed in Section 6.6 of this Agreement.

     4.5 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

     4.6 Brokers. No broker or finder who acted on behalf of Sellers or any affiliate of Sellers is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or any affiliate of Sellers for which the Buyer has or will have any liabilities or obligations (contingent or otherwise).

     4.7 Suits. Except as set forth on Schedule 4.7, there is no legal, administrative or arbitration proceeding pending or, to the knowledge of Sellers, threatened relating to the Assets or to which either Sellers or one of their affiliates is or would be a party in connection with the ownership or operation of the Assets, or that would prohibit or delay in any material respect the consummation of the transactions contemplated hereby.

     4.8 Compliance With Laws. To the knowledge of Sellers, Sellers are in material compliance with each statute, law, ordinance, rule or regulation ("Law") of any Governmental Entity applicable to it and related to the Assets, or by which the Assets are bound, except for any violation that would not have a Material Adverse Effect. To the knowledge of Sellers, Sellers possess all governmental licenses, permits, and certificates necessary for the current operation of the Assets, except to the extent that the failure to possess such governmental licenses, permits, and certificates would not have a Material Adverse Effect. Nothing in this Section 4.8 shall be deemed or construed to constitute a representation or warranty with respect to Environmental Laws because such matters are covered solely by Article 10 and Section 4.9.

     4.9 Environmental Matters. Except as set forth on Schedule 4.9, (a) to the knowledge of Sellers and with the possible exception of those matters raised in the Environmental Statement (as hereinafter defined) from Buyer to Sellers provided for in Section 10.1 (which matters Sellers do not admit constitute violations of Environmental Laws), no violation of Environmental laws (as defined below) exists with respect to any of the Assets, which violation of Environmental Laws would have a Material Adverse Effect, and (b) Sellers have all applicable and required environmental permits and has filed all notices required under applicable Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given Asset, all laws, statutes, ordinances, rules and regulations of any Governmental Authority (as hereinafter defined) pertaining to protection of the environment or human health in effect as of the date hereof. For purposes of this Agreement, the term "Governmental Authority" shall mean, as to any given Asset, the United States and the state, county, city and political subdivisions in which such Asset is located and the exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets.

     4.10 Tax Matters. No ad valorem taxes assessed against the Assets are delinquent. Sellers or the previous affiliate owners of the Assets have properly completed and filed or caused to be filed in a timely manner material reports or returns required to be filed with respect to such ad valorem taxes relating to the

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted.

     5.2 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Buyer. Buyer has the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will conflict with, result in a breach, default or violation of, or require the consent of a third party under (a) the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of Buyer or (b) to the knowledge of Buyer, any judgment, decree or order or any governmental permit, certificate, material agreement, license, law, statute, rule or regulation or any judgment, decree or order to which Buyer is a party or is subject, or to which the business, assets or operations of Buyer are subject, except for (i) Customary Post-Closing Consents and (ii) any conflict, breach, default or violation that would not have, individually or in the aggregate, a Material Adverse Effect and
(iii) any applicable requirements under the HSR Act. For purposes of this Agreement, the terms "knowledge", "known" or any similar term, as applied to Buyer shall mean the actual knowledge of the executive officers and key operational and management personnel of Buyer or other authorized agents of Buyer (to the extent employees or agents of an affiliate of Buyer) who reviewed information or otherwise performed due diligence in connection with Buyer's assessment and analysis of this transaction.

     5.3 Governmental Consents. To the knowledge of Buyer, no consent, action, approval or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by Buyer or Buyer's performance of the terms of this Agreement or the validity or enforceability hereof against Buyer, except for
(a) Customary Post-Closing Consents and (b) any applicable requirements under the HSR Act.

     5.4 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor's rights generally and general principles of equity.

     5.5 Brokers. No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Sellers have or will have any liabilities or obligations (contingent or otherwise).

     5.6 Suits. There is no injunction or restraining order or legal, administrative or arbitration proceeding pending against Buyer which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

     5.7 Financing. Buyer has currently available (including funds that can be drawn under existing lines of credit) all funds necessary to pay the Purchase Price and any other amounts contemplated by this Agreement. Buyer's ability to consummate the transactions contemplated hereby is not contingent on its ability to complete any financing prior to or upon the Closing.

                                   ARTICLE 6
                                   COVENANTS

     6.1 General. Buyer and Sellers each will use their reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the purchase and sale of the Assets contemplated by this Agreement including satisfaction of the closing conditions.

     6.2 Operation of the Assets Prior to the Effective Time.

     (a) Subject to the provisions of applicable agreements Sellers shall continue to maintain, operate and administer the

Assets, or shall cause the Assets to be maintained, operated and administered, in a good and workmanlike manner consistent with past practices and in substantial compliance with all applicable laws and regulations; provided, however, prior to the Closing Date Sellers may, at their election, cause liquid hydrocarbons in any tanks or storage included in the Assets to be drained.

     (b) Between the date of this Agreement and the Closing Date, Sellers shall, except for emergency action taken in the face of risk to life, property or the environment (such determination to be made in Sellers' reasonable judgment) submit to Buyer for prior written approval (which approval shall not be unreasonably withheld), all requests for capital expenditures relating to the Assets that involve individual commitments of more than Thirty Thousand Dollars ($30,000) and which, consistent with generally accepted accounting principles and the Commission's regulations relating to natural gas pipeline accounting, are classified as capital expenditures. The capital expenditures for the Assets shown in Schedule 6.2(b) are hereby approved by Buyer. Buyer will respond to Sellers in writing within three (3) days after receiving from Sellers a request for approval of a capital expenditure. If Buyer fails to deliver a written response to Sellers within such three (3) days, Buyer will be deemed to have approved such expenditure. Schedule 1.1 shall be deeded amended to reflect any assets acquired or constructed by Sellers in compliance with this Section 6.2(b).

     (c) Without the prior written approval of Buyer, (except with respect to Default Gathering Contracts (as hereinafter defined)), as to which no prior approval is necessary Sellers will not enter into, amend, or terminate any agreements to be assigned to Buyer as part of the Assets, other than (i) execution of any natural gas gathering agreements, wellhead connect agreements or other similar agreements with producers whose wells become connected to the Assets or other shippers between the date of this Agreement and the Closing Date provided such agreements do not contain terms and conditions less favorable than the Default Gathering Contracts (hereinafter defined) and (ii) the termination of evergreen or month-to-month arrangements. Sellers will take all commercially reasonable steps to keep in force and perform any agreements to be assigned to Buyer as part of the Assets.

     6.3 Permits. Sellers and Buyer agree to keep in force and effect and to cooperate with each other (and Sellers agree to cause the current owners of the Assets and their employees to cooperate and assist) to make application for assignment of existing realty and environmental permits (effective with the conveyance of the

Assets to Buyer) or the issuance of new permits relating to the Assets subsequent to the conveyance of the Assets to Buyer.

     6.4 Access. Sellers will permit Buyer's officers, employees, agents and advisors to have reasonable access to the Assets and the employees operating the Assets (so long as such access occurs during normal business hours and does not unreasonably interfere with the operation of the Assets) for the following:
(a) to inspect the Assets (including any Environmental Audit (as hereinafter defined) conducted pursuant to Article 10); (b) to observe the operation of the Assets and the performance of duties by the employees operating the Assets prior to the Closing; and (c) related purposes consistent with this Agreement. Buyer agrees to maintain the confidentiality of all such information pursuant to the terms of that certain Confidentiality Agreement signed January 11,1996, between Enron Liquids Services Corp. ("ELSC"), as agent for Sellers, and Buyer (the "Confidentiality Agreement"). In connection with Buyer's right to reasonable access to the Assets BUYER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLERS' INDEMNITEES (AS HEREINAFTER DEFINED) FROM AND AGAINST ANY AND ALL LOSSES (AS HEREINAFTER DEFINED) ARISING OUT OF OR RELATING TO ANY PLANT OR FIELD VISIT, OR OTHER DUE DILIGENCE ACTIVITY, CONDUCTED BY BUYER OR ANY AFFILIATE, SUCCESSOR, ASSIGN, OFFICER, REPRESENTATIVE, DIRECTOR, CONTROLLING PERSON AND AGENT (EACH A "BUYER PARTY"), INCLUDING WITHOUT LIMITATION ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF ANY SELLERS' INDEMNITEE. NOTWITHSTANDING THE FOREGOING, BUYER SHALL NOT BE OBLIGATED TO INDEMNIFY ANY SELLERS' INDEMNITEE FOR LOSSES (WITH THE EXPRESS EXCEPTION OF LOSSES SUFFERED BY ANY BUYER PARTY) THAT WERE GROSS THE RESULT OF ANY SELLERS' INDEMNITEE'S STRICT LIABILITY OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ONE OR MORE SELLER INDEMNITEES. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     6.5 Payment of Pre-Effective Time Operating Expenses. Sellers agree that all operating expenses actually incurred by Sellers or their affiliates in connection with the operation of the Assets prior to the Effective Time shall be for the account of, and paid by, Sellers or their affiliates in the ordinary course of business and Buyer shall not be responsible for the payment thereof other than sales and other transfer taxes and fees described in Section 6.8(a), which taxes and fees shall be paid by Buyer.

     6.6 Commission Filings. (a) TW and NNG filed, with the Commission in Docket Nos. CP95-70 and CP94-608, respectively, for authorization to abandon by sale certain gas gathering facilities, including the Assets, to TGC and EGC, respectively, ("Abandonment

Application"). Orders authorizing the abandonment was issued to TW on July 27, 1995 and NNG on November 29, 1995. Buyer agrees to comply with the conditions set forth in such Order, including but not limited to, the default gathering contracts applicable to the Assets. In addition, Sellers have filed for and received a Commission Order on their Petition for Declaratory Order, pursuant to which the Commission determined, among other things, that the gathering facilities acquired from TW and NNG, and which are part of the Assets, are not subject to the jurisdiction of the Commission under the Act. A copy of such Order has been provided to Buyer.

     (b) Buyer agrees to comply with all Commission requirements regarding the use and terms and conditions to be contained in the "Default" Gathering Contract(s) with customers on the gathering facilities constituting a part of the Assets.

     6.7 Risk of Loss of the Assets; Casualty Loss. The risk of loss to the Assets shall remain on the current owner of the Assets until the Effective Time, and Buyer will receive the Assets, taken as a whole, in generally good operating condition and repair, ordinary wear and tear excepted. In the event any of the Assets shall be damaged by fire or other casualty prior to the Closing Date, the parties will negotiate in good faith reasonable compensation reflecting the reasonable costs of repair to the extent such repair, replacement or reconstruction has not occurred at or prior to the Closing.

     6.8 Allocation of Taxes.

     (a) Buyer shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transfer of the Assets to Buyer.

     (b) All ad valorem, property and similar taxes for the then current year relating to the Assets shall be prorated as of the Effective Time. If the Closing shall occur before the actual taxes for the then current year are known, the apportionment of taxes shall be upon the basis of taxes for the Assets for the immediately preceding year, provided that, if the taxes for the current year are thereafter determined to be more or less than the taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Sellers and Buyer shall promptly adjust the proration of such taxes in accordance with such determination, and Sellers or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment. All special taxes or assessments prior to the end of the calendar year of Closing shall be prorated as of the Closing Date.

     (c) Except as set forth in Section 6.8(a) and subject to Section 6.8(b), Sellers shall be responsible for all taxes (including fines, interest and penalties related thereto and except for fines, interest or penalties resulting from the fault or negligence of Sellers in their operation of the Assets for which Sellers shall be liable for pursuant to the provisions of Section 12.3 in the twelve (12) months following the Closing Date) imposed on or with respect to the Assets that are attributable to any whole or partial taxable period ending on or before the Effective Time. Buyer shall be responsible for all taxes (including fines, interest and penalties related thereto) imposed on or with respect to the Assets that are attributable to any whole or partial taxable period ending after the Effective Time.

     (d) Sellers will be entitled to any refunds or credits of taxes paid with respect to the Assets to the extent attributable to a pre-Effective Time tax period. Buyer will be entitled to any refunds or credits of taxes paid with respect to the Assets to the extent attributable to a post-Effective Time tax period.

     6.9 Records; Access and Retention.

     (a) As soon as reasonably possible after the completion of the accounting cycle (but not later than sixty (60) days thereafter) for the period up to but excluding the Closing Date, Sellers will deliver to Buyer copies of files or, where the files relate exclusively to the Assets, the original files included in the books, records and files associated with the Assets (the "Records"), including without limitation gas accounting files, contract administration files, property record files, maps, engineering reports, operating reports and data, and maintenance records dealing with the construction, operation and maintenance of the Assets. After Closing, Buyer shall give Sellers and their authorized representatives such access, during normal business hours, to the Records, as may be reasonably required by Sellers, provided that such access does not unreasonably interfere with the ongoing operations of Buyer. Sellers shall be entitled to keep or obtain extracts and copies of such Records.

     (b) For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain all such Records (except for meter charts which shall be preserved and retained for three years after the Closing); provided, however, that in the event that Buyer transfers all or a portion of the Assets to any third party during such period, Buyer may transfer to such third party all or a portion of the Records related thereto, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.9 and Buyer first offers to Sellers the opportunity, at Sellers' expense, to copy the Records to be transferred.

     6.10 Names. As soon as reasonably possible after Closing, but in no event later than ninety (90) days after Closing, Buyer shall remove the names of Sellers and their affiliates, including "ENRON" and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than any name of Sellers or any of their affiliates, or any variations thereof.

     6.11 Employment Matters. (a) All individuals employed by Sellers or one of their affiliates who are currently assigned to perform work on the Assets affected by this Agreement are designated by Sellers on the Employee Schedule (as hereinafter defined) as "Field Employees". Buyer agrees to cause a member of the controlled group under IRC Section 1563(c)(2)(A) of which Buyer is a member (the "Buyer Controlled Group") to make offers of employment as of thirty
(30) days after the Effective Time to such number of Field Employees that will result in either (a) such offers of employment will have been made by Closing to all Field Employees, or (b) as of Closing at least two (2) Field Employees will become employed by a member of the Buyer Controlled Group. Sellers shall deliver the Employee Schedule for "Field Employees" on a confidential basis to the Manager, Human Resources of Buyer no more than seven (7) business days after this Agreement is executed showing the name, job position, work location, and years of past service credit for all Field Employees. In addition, Sellers will provide Buyer on a confidential basis relevant written information in Sellers' possession regarding each individual's work qualifications, training history, and prior jobs held while employed by any affiliate of Sellers. All employment offers (i) shall be made sufficiently in advance of thirty (30) days after the Closing Date, and (ii) shall be at a base salary and benefits compensation package comparable to that of Buyer's employees performing similar jobs.

     (b) Employees listed on the Employee Schedule who accept offers of employment and who are employed by a member of the Buyer Controlled Group are referred to as "Acquired Employees", or individually as an "Acquired Employee". Upon commencement of employment by an Acquired Employee with a member of the Buyer Controlled Group, Acquired Employee's participation in all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") sponsored by Sellers or any of their affiliates, or in which they are participating employers, shall cease, and all liability associated with such Plans, including but not limited to funding, claims for benefits, fines, penalties and taxes, shall remain the liability of the Sellers and their affiliates. Buyer will, or will cause its affiliates to, take all action necessary to cause all such Acquired Employees to be covered under the employee benefit plans of Buyer or its affiliates and fringe benefit arrangements, in each case effective as of the Closing Date, on the same basis as those provided to Buyer's affiliates' employees in comparable positions.

     (c) If a member of the Buyer Controlled Group (an "Offering Employer") makes any such offers of employment to Acquired Employees requiring a change of work location such that the Acquired Employee must travel at least 50 miles (as determined under Internal Revenue Code Section 217 and the regulations issued pursuant thereto) further to the new principal place of work than the work location as shown on the Employee Schedule for Field Employees, such Offering Employer will extend the same relocation assistance to such Acquired Employee as are available to employees of the Offering Employer.

     (d) Sellers represent to Buyer that Sellers shall pay the Field Employees which are not Acquired Employees or are not relocated by Sellers to another of Sellers' work locations a severance pay ("Severed Employees"). If Buyer employs any of the Severed Employees within six (6) months of Closing, Buyer shall reimburse Sellers a prorated amount of the severance pay Sellers paid to the Severed Employees.

     6.12 Supplements to Schedules. From time to time prior to the Closing with the consent of Buyer (which consent shall not be unreasonably withheld), Sellers will promptly supplement or amend the Schedules attached hereto with respect to any Assets or additional assets which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule.

     6.13 Sellers' Property Located on Easements After Closing. Following the Closing Sellers (or their affiliates) will have facilities located on the real property, easements and leases acquired by Buyer pursuant to this Agreement. Except as provided in this Section 6.13, Buyer agrees that in no event shall Buyer have the right to require Sellers or their affiliates to remove, relocate, lower or otherwise alter in any respect any of their respective facilities that are located on any such fee property, easement or lease. During the Title Examination Period, Buyer and Sellers agree to negotiate in good faith to attempt to mutually agree upon the extent to which block valves, quality measurement and metering facilities and custody transfer points on the Assets and on the interconnecting facilities of Sellers or their affiliates not included in the Assets as to handling of both gas and liquid hydrocarbons need to be modified, moved, altered or installed and the location of any such facilities and custody transfer points. The costs of any such modifications, alterations and additions will be borne equally by the parties, and to the extent reasonably feasible such modifications, alterations and additions will be completed by Closing or promptly thereafter. During the Title Examination Period, Buyer and Sellers will also negotiate in good faith to attempt to mutually agree upon arrangements for the sharing of certain facilities (and costs related to the operation thereof) that will be owned by one party after the Closing, but were used in connection with both the Assets and Sellers and their affiliates retained facilities prior to the Closing, such as cathodic protection equipment, radio towers, and pigging equipment.

     6.14 Operational Due Diligence. From and after April 8, 1996 until 5:00 P.M. local time in Houston, Texas on April 19, 1996 (the "Operational Due Diligence Period"), Buyer shall have access to the Assets for the purpose of inspecting the Assets for the presence of defects other than title and environmental which are addressed in Articles 9 and 10. Buyer shall have the right during the Operational Due Diligence Period to review among other things, the following related to the Assets: accounting documents (including current discount information), operational data (including current and historical gas flow data), maintenance records, gas contract files, equipment rental or capital lease agreements, maintenance contracts, gas processing affidavits or contracts, and operating permits. In the event that Buyer determines that the Assets are materially defective or that Sellers have made misrepresentations regarding the Assets, which in either case result in a Material Adverse Effect on the Assets, then Buyer shall have the option to terminate this Agreement by written notice to Sellers by 12 noon CST on April 22, 1996.

     6.15 HSR Act. (a) Both Buyer and Sellers shall cause their parent entities to file as soon as practicable but in any event no later than April 23, 1996 with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the Notification and Report Form required for the transactions contemplated hereunder by the HSR Act, without requesting early termination of the initial waiting period, and shall (i) use all commercially reasonable efforts to respond promptly and fully to any inquiries from the DOJ or the FTC in connection with such filings as soon as reasonably practicable after consultation with the other party (and not later than two months following issuance of the initial second request for information under the HSR Act, if any,) (ii) comply in all material respects with the requirements of the HSR Act and (iii) seek diligently to obtain termination of the HSR Act waiting period and any other related consents or approvals that may be required. The parties shall cooperate with each other and each party shall promptly furnish all information to the other party that is necessary or appropriate in connection with parties' compliance with the HSR Act. Buyer and Sellers shall cause their parent entities to coordinate their initial filings of the Notification and Report Form with the other so that such filings are made simultaneously. Buyer and Sellers shall keep the other party fully advised with respect to any request from and communications with the DOJ or FTC, and shall consult with the other party with respect to all filings and responses thereto.

     (b) In the event the DOJ or FTC imposes conditions with respect to any consent or approval that are not reasonably satisfactory to Sellers or Buyer, respectively, then the affected party shall promptly notify the other party in writing of such objections, and thereafter either party may terminate this Agreement. Sellers shall not enter into any undertakings, understandings, or agreements with DOJ, FTC or other antitrust officials in connection with the transactions contemplated by this Agreement without Buyer's approval, which will not unreasonably be withheld. Nor shall either party seek to terminate this Agreement pursuant to Section 11.1(h) prior to July 1, 1996.

                                   ARTICLE 7
                      CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the following conditions:

     7.1 Representations. The representations and warranties of Buyer herein contained shall be made again at Closing and shall be true and correct in all material respects on the Closing Date.

     7.2 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

     7.3 Pending Matters. No suit, action or other proceeding shall be pending that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

     7.4 Casualty Loss. The Assets shall not have been materially damaged, lost, or destroyed where the cost to repair or replace such Assets to the condition prior to such damage, loss, or destruction exceeds an amount equal to seven and one-half percent (7.5%) of the Purchase Price.

     7.5 Sellers' Acquisition of Assets. TW and NNG shall have received from the Commission orders on rehearing regarding the Abandonment Applications which preserve the accounting and tax treatment of the transaction as currently contemplated by Sellers and their affiliates and such orders shall not contain any condition or provision that is unacceptable to TW and NNG, in their sole discretion, regardless of whether TW or NNG subsequently accepts such order if the Commission is unwilling to remove or satisfactorily modify such unacceptable provision or condition on rehearing or otherwise.

     7.6 HSR Act. The waiting periods under the HSR Act applicable to the consummation of the transaction contemplated hereby shall have expired or been terminated, and neither the FTC nor the DOJ shall have imposed any material conditions upon Sellers' ability to dispose of Assets; provided, however, that Sellers shall have complied in all material respects with the requirements applicable to it set forth in Section 6.15 above.

                                   ARTICLE 8
                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the following conditions:

     8.1 Representations. The representations and warranties of Sellers herein contained shall be made again at Closing and shall be true and correct in all material respects on the Closing Date.

     8.2 Performance. Sellers shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

     8.3 Pending Matters. No suit, action or other proceeding shall be pending that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

     8.4 Casualty Loss. The Assets shall not have been materially damaged, lost, or destroyed where the cost to repair or replace such Assets to the condition prior to such damage, loss, or destruction exceeds an amount equal to seven and one-half percent (7.5%) of the Purchase Price.

     8.5 HSR Act. The waiting periods under the HSR Act applicable to the consummation of the transaction contemplated hereby shall have expired or been terminated, and neither the FTC nor the DOJ shall have imposed any material conditions upon Buyer's ability to dispose of Assets; provided, however, that Buyer shall have complied in all material respects with the requirements applicable to it set forth in Section 6.15 above.


                                   ARTICLE 9
                                 TITLE MATTERS

     9.1 Title Examination Period. From and after April 8, 1996 until 5:00 p.m., local time in Houston, Texas, on April 19, 1996 (the "Title Examination Period"), Buyer may notify Sellers in writing of any alleged Title Defects affecting any of the Assets and discovered by Buyer or any affiliate or agent of Buyer, setting forth in such notice a detailed description of each Title Defect and the estimated cost to cure each Title Defect. Any matters that may otherwise constitute Title Defects relating to the Assets but that are not specifically raised in writing by Buyer prior to the expiration of the Title Examination Period shall be deemed to have been waived. Upon receipt of such notice from Buyer, Sellers shall have the right, but not the obligation, to attempt to cure such Title Defects prior to Closing and after the Closing, to the extent that Sellers elect pursuant to Section 9.3(a) to indemnify Buyer for Losses (as hereinafter defined) arising out of any Title Defects. Notwithstanding the preceding sentence, prior to the Closing Sellers will seek diligently consents and approvals for transfers of easements, rights of way, and realty leases on privately owned lands where they are required. To the extent that such consent require payments to the affected landowners, if any, the resulting costs will be governed by the provisions of Section 9.3. Buyer shall not have the right to attempt to cure such Title Defects to the extent that Sellers have elected to indemnify Buyer for Losses arising out of such defects, unless in the reasonable opinion of Buyer's counsel Buyer would likely be liable to a third party for punitive or similar damages as a result of such Title Defect.

     9.2 Definition of Title Defects.

     (a) Any unobtained consent to assignment, lien, charge, obligation, encumbrance, defect or irregularity of title or any other circumstance or condition that causes Sellers' title to the Assets in any of the realty of major facilities that are part of the Assets to be less than Defensible Title (as hereinafter defined) and for which notice is given by Buyer to Sellers pursuant to Section 9.1, shall be a title defect (a "Title Defect").

     (b) For purposes of this Agreement, the term "Defensible Title" to the major facilities shall mean, subject to and except for the Permitted Encumbrances (as hereinafter defined), Sellers' title to the assets in the major facilities is free and clear of all liens, encumbrances and defects of any kind whatsoever.

     (c) For purposes of this Agreement the term "Permitted Encumbrances" shall mean any of the following:

               (i) any liens for taxes and assessments not yet due or, if due, that are being contested in good faith in the ordinary course of business;

               (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to contract or regulate any Asset in any manner, all applicable Laws and all applicable rules and orders of any Governmental Authority;

               (iii) the terms and conditions of all leases and servitudes, and the agreements listed on Schedule 1.1;

               (iv) Customary Post-Closing Consents;

               (v) any required third party consents to assignment and similar agreements and obligations arising in connection with the transfer of the Assets to Sellers or this sale of the Assets to Buyer with respect to which prior to Closing (A) waivers or consents have been obtained from the appropriate person, (B) the applicable period of time for asserting such rights has expired without any exercise of such rights or (C) lawful arrangements have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;

               (vi) existing easements, rights of way, servitudes, permits, licenses, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Assets, so long as individually or in the aggregate they do not have a Material Adverse Effect;

               (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action;

               (viii) any Title Defect of which Sellers have provided a remedy pursuant to Section 9.3 (including, without limitations, an adjustment to the Purchase Price or indemnification) and any Title Defect that has been waived by Buyer or deemed to be waived by Buyer pursuant to this Agreement; and

               (ix) the matters described on Schedule 9.2 attached hereto.

     9.3 Remedies for Title Defects.

     (a) Subject to Section 9.3(b), in the event that any Title Defect is not waived by Buyer or cured on or before Closing, Sellers shall, in their sole election, elect to:

               (i) reduce the Purchase Price by an amount agreed upon in writing by Buyer and Sellers as being the cost to cure such Title Defect, taking into consideration the portion of the Assets subject to such Title Defect and the legal effect of such Title Defect on the Assets affected thereby; or

               (ii) indemnify Buyer, subject to the maximum amount of Sellers' liability set forth in Section 12.4(b), against all liability, loss, cost and expense resulting from such Title Defect pursuant to Section 12.3(d).

In the event that Sellers elect to proceed under Section 9.3(a)(k) and Buyer and Sellers have failed to agree on or before the third business day prior to the then scheduled Closing Date on the proportionate reduction of the Purchase Price (which agreement Buyer and Sellers shall use good faith efforts to reach), Sellers shall then elect to proceed with respect to such Title Defect under Section 9.3(a)(ii). Sellers may elect to proceed under Section

9.3(a)(i) with respect to certain Title Defects and under Section 9.3(a)(ii) with respect to the Title Defects.

     (b) Notwithstanding anything in Article 9 to the contrary, in no event shall Sellers be obligated pursuant to Section 9.3(a) to decrease the Purchase Price or indemnify Buyer pursuant to Section 12.3(d) for Title Defects unless the cost to cure all such Title Defects in the aggregate, exceeds a deductible in an amount of Forty Thousand Dollars ($40,000.00), after which point Buyer shall be entitled to adjustments to the Purchase Price or indemnification only with respect to curative costs in excess of such deductible. Without the prior written consent of Buyer, Sellers shall not incur costs to cure any Title Defects that would be attributable to Buyer's deductible amount.

                                   ARTICLE 10
                             ENVIRONMENTAL MATTERS

     10.1 Pre-Closing Environmental Audit. (a) From and after April 8, 1996, Buyer may, at its option, cause Buyer's personnel and a reputable consulting or engineering firm reasonably acceptable to Sellers ("Environmental Auditor") to conduct (i) a Phase I and Phase II environmental audit of Sellers' and their affiliates, records, (ii) interviews with employees operating the Assets, and
(iii) an inspection of the Assets and prepare a written report of their findings (the "Environmental Audit") by 5:00 p.m., local time in Houston, Texas, on April 19, 1996 (the "Environmental Examination Period"). In the event Buyer elects to conduct a Phase II environmental audit (i.e. Buyer seeks to conduct any sampling or intrusive investigation of the surface or the subsurface of the Assets) Buyer and Sellers shall agree upon the scope and nature of such a Phase II audit not later than April 24, 1996. The agreed upon Phase II investigation shall be set forth in writing which shall be sufficient to define the scope, nature, location and duration of such an investigation. During the environmental Examination Period, Buyer may submit to Sellers in writing a statement (the "Environmental Statement") describing which, if any, of the Environmental Compliance Deficiencies (defined below) and proposed corrective actions (with corresponding cost estimates as provided in the Environmental Audit) Buyer is requesting Sellers to undertake. If Buyer delivers an Environmental Statement, then Sellers agree (without admitting that any compliance deficiencies contained in any report prepared by an Environmental Auditor or Environmental Statement are in fact violations of Environmental Laws) to pay for, undertake or indemnify Buyer for corrective projects or deficiencies specified in the Environmental Statement provided hereunder, which are Environmental Compliance Deficiencies, subject to the limitations on liability set forth in Section 12.4(b) below.

     (b) If there are any corrective projects specified in the Environmental Statement, which are Environmental Compliance Deficiencies, that are not completed by or on behalf of Sellers prior to the Closing, Sellers shall, at their sole election, either:

               (i) reduce the Purchase Price by an amount agreed upon in writing by Buyer and Sellers as the remaining costs of any incomplete or remaining corrective projects, subject to the maximum amount of Sellers' liability set forth in Section 12.4(b);

               (ii) perform or cause to be performed, in accordance with
          Section 10.3 and subject to the maximum amount of Sellers' liability set forth in Section 12.4(b), such operations as may be necessary to cure any Environmental Compliance Deficiencies; or

               (iii) indemnify Buyer against Losses resulting from any such Environmental Compliance Deficiencies pursuant to Article 12.3(e), subject to the limitations on Sellers' liability set forth in this
          Section 12.4(b); provided, however, if in the reasonable opinion of environmental counsel to Sellers or Buyer there is an affirmative duty to correct such Environmental Compliance Deficiencies, Sellers shall not be entitled to elect this Section 10.1(b)(iii). In the event that Sellers elect to proceed under this clause (iii) for any Environmental Compliance Deficiency, Buyer shall be deemed to have furnished a Claim Notice with respect to such Environmental Compliance Deficiency in accordance with Article 12.

     (c) As used in this Agreement, the term "Environmental Compliance Deficiencies" shall mean those matters specifically set forth in the Environmental Statement or in the Environmental Defect Notice described in
Section 10.2 below that indicate that on the date of the Environmental Statement the Assets are in violation or in noncompliance with Environmental Laws or, in the case of an Environmental Defect Notice, that on the Closing Date the Assets were in violation or in noncompliance with Environmental Laws.

     (d) Buyer shall be responsible for all of its environmental due diligence costs and expenses whether incurred before or after the Closing, including those costs associated with the evaluation of the Assets and the preparation of Environmental Audits,

Environmental Statements and Environmental Defect Notices. Such due diligence costs shall not include any remedial or corrective action costs incurred by Sellers pursuant to this Article 10. Buyer shall not have any right to claim that such costs are Losses (hereinafter defined) for which Sellers are obligated to indemnify Buyer pursuant to Section 12.3 below. Any report prepared by an Environmental Auditor describing Environmental Compliance Deficiencies as to which Buyer requests Sellers to take corrective action or reimburse Buyer for the cost of corrective action shall be addressed to Buyer and Sellers.

     10.2 Post-Closing Environmental Investigation.

     (a) During the three (3) years following the Closing Date, Buyer may notify Sellers in writing of any Environmental Compliance Deficiencies affecting the Assets that were discovered by Buyer or an Environmental Auditor after the Closing, but that relate to periods prior to the Closing. Such notice shall be in writing and shall set forth a reasonably detailed description of each alleged Environmental Compliance Deficiency and proposed corrective actions (with corresponding cost estimated) (the "Environmental Defect Notice"). Sellers will notify Buyer in writing promptly after it determines that Buyer will be responsible, in whole or in part, for corrective action undertaken pursuant to this Section 10.2.

     (b) If the amounts previously paid by Sellers to correct Environmental Compliance Deficiencies pursuant to this Article 10 (including pre-Closing corrective action and reduction of the Purchase Price) have not exceeded the amounts of Sellers' maximum liability set forth in Section 12.4(b) and Buyer delivers an Environmental Defect Notice, Sellers agree, at their sole election, to either (without admitting that any compliance deficiencies contained in any report prepared by an Environmental Auditor or Environmental Defect Notice(s) are in fact violations of Environmental Laws):

               (i) perform or cause to be performed, in accordance with Section
          10.3 and subject to the maximum amount of Sellers' liability set forth in Section 12.4(b), such operations as may be necessary to cure any Environmental Compliance Deficiencies; or

               (ii) indemnify Buyer against Losses resulting from any Environmental Compliance Deficiencies pursuant to Section 12.3(e), subject to the limitations on Sellers' liability set forth in Section 12.4(b); provided, however, if in the reasonable opinion of environmental counsel to Sellers or Buyer there is an affirmative duty to correct such

          Environmental Compliance Deficiencies, Sellers shall not be entitled to elect this Section 10.2(b)(ii). In the event Sellers elect to proceed under this clause (ii) for any Environmental Compliance Deficiency, Buyer shall be deemed to have furnished a Claim Notice with respect to such Environmental Compliance Deficiency in accordance with Article 12.

     10.3 Corrective Action. The parties agree that in the event Sellers elect to undertake corrective action of any Environmental Compliance Deficiencies, the corrective action shall be conducted as follows:

     (a) Sellers shall notify Buyer of their election to conduct the corrective action.

     (b) Sellers shall provide Buyer with a copy of all materials that may be submitted to or received from agencies with jurisdictional authority over the corrective action, including but not limited to notices, plans, approvals and analytical results. In the event no plan or proposal is submitted to the jurisdictional agency, then Sellers shall provide Buyer with a written plan to conduct the corrective action. The foregoing documentation shall be sufficient to describe the scope, nature and anticipated duration of the corrective action. Buyer agrees not to interfere with or oppose (before any jurisdictional authority) in any manner any of Sellers' corrective action activities except and unless Sellers fail to conduct such corrective actions in accordance with the terms and condition of this Agreement or as may be required by applicable laws, rules or regulations, or the requirements of governmental authorities.

     (c) Sellers shall conduct the corrective action in a good and workmanlike manner consistent with industry standards and in accordance with any proposal or plans submitted to regulatory agencies and the Buyer. Sellers' plans and corrective actions shall be carried out in ways that avoid or minimize to the greatest extent feasible any interference with Buyer's ongoing gathering operations.

     (d) Sellers shall provide Buyer written notice of all major operations to be conducted on the Assets associated with the corrective action at least fifteen (15) days prior to such operations in order that Buyer may witness and observe such operations. Such operations will include, but not be limited to, any sampling conducted on the Assets. Buyer shall have the right to split any samples taken by Sellers as well as the right to take independent samples and submit such samples to an independent laboratory. Sellers shall have the right to split any samples taken by Buyer and submit such samples for analysis. Buyer agrees to bear its own costs in regard to witnessing, inspecting or auditing the corrective action activities of the Sellers. Such costs include, but are not limited to, sampling costs, laboratory costs, personnel costs, and any third party costs.

     (e) Sellers shall notify Buyer in writing of the completion of the corrective action. Such notice shall include a statement of actual expenditures and where appropriate, supporting analytical information and report(s) sufficient to verify that the Environmental Compliance Deficiency no longer exists.

     (f) Sellers shall invoice Buyer for Buyer's share, if any, of any costs and expenses incurred as a result of the corrective action, and Buyer shall pay such invoice within thirty (30) days of receipt. Sellers agree that Buyer shall have the right to audit such records as may be reasonably necessary to verify the expenditures associated with the corrective action.

     (g) In the event Sellers elect to proceed with a corrective action, Buyer agrees to fully cooperate with the Sellers to facilitate the corrective action. Such cooperation shall include providing information to Sellers and access to the Assets during reasonable hours. Buyer also agrees to provide access to the Assets to Sellers' personnel and agents and jurisdictional agency representatives.

     (h) If the cost of the corrective action at any time causes Sellers' maximum liability to have been incurred, Sellers shall immediately so inform Buyer in writing, and Buyer may immediately or at any time thereafter assume performance of the corrective action to completion. Sellers shall not have the right to continue corrective actions at Buyer's sole cost without Buyer's written consent.

     10.4 Release. Any matters that may otherwise constitute Environmental Compliance Deficiencies that are not raised by Buyer prior to the third anniversary of the Closing Date shall be deemed to have been waived. Upon completion by or on behalf of Sellers of any corrective project specified in the Environmental Statement or the Environmental Defect Notice, or upon payment by Sellers to Buyer of Sellers' share of the cost to complete any such corrective project, Buyer shall be deemed to have released Sellers from any further liability for such Environmental Compliance Deficiency.

                                   ARTICLE 11
                                  TERMINATION


     11.1 Termination At or Prior to Closing. The occurrence of any of the following events prior to the Closing notwithstanding the reasonable efforts of the party asserting a termination to avoid the event and to fulfill the conditions to Closing in its control shall be a Termination Event:

     (a) Sellers and Buyer may elect to terminate this Agreement at any time on or prior to the Closing Date by mutual written consent of the parties;

     (b) either Sellers or Buyer may elect to terminate this Agreement if the Closing shall not have occurred on or before July 1, 1996; provided, however, that neither Sellers nor Buyer can so terminate this Agreement if such party is at such time in material breach of any provision of this Agreement;

     (c) either Sellers or Buyer may elect to terminate this Agreement if any Governmental Entity shall have issued a final non-appealable order, judgment or decree or taken any other action challenging, delaying beyond May 31, 1996, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

     (d) Sellers may elect to terminate this Agreement by April 22, 1996 if the aggregate amount of (i) all Title Defects in excess of the Forty Thousand Dollars ($40,000) deductible asserted pursuant to Article 9 of this Agreement plus (ii) all Environmental Compliance Deficiencies asserted pursuant to
Article 10 of this Agreement, exceeds an amount equal to 7.5% of Purchase
Price;

     (e) Buyer may elect to terminate this Agreement by April 22, 1996 if (i) the aggregate amount of Title Defects asserted pursuant to Article 9 of this Agreement up to the amount of the Title Defect Deductible plus (ii) all Environmental Compliance Deficiencies asserted pursuant to Article 10 of this Agreement, exceeds an amount equal to 7.5% of Purchase Price; or

     (f) if Buyer has requested permission to conduct a Phase II environmental investigation pursuant to Section 10.1(a) and Sellers have not agreed with Buyer prior to April 24, 1996 on such investigation as required by Section 10.1(a), then on or before the Closing Date either Sellers or Buyer may elect to terminate the transactions contemplated by this Agreement;

     (g) Buyer may terminate this Agreement pursuant to Section 6.14;

     (h) either Sellers or Buyer may elect to terminate this Agreement at any time if the HSR Act waiting period is extended beyond July 1, 1996; provided, however, if the terminating party's estimate of costs to cure Title Defects or Environmental Deficiencies, as the case may be, exceeds the non-terminating party's estimate by more than 10% then neither Sellers nor Buyer shall be entitled to elect to terminate this Agreement pursuant to clauses (d) or (e), respectively, unless and until an independent expert engaged by the parties issues an option on the estimated costs of such curative projects ("Estimated Curative Costs"), which Estimated Curative Costs shall be determinative of a party's right to terminate this Agreement pursuant to clause (d) or (e) above.

     11.2 Effect of Termination. In the event that Closing does not occur as a result of either party exercising its right to terminate pursuant to Section 11.1, then neither party shall have any further rights or obligations under this Agreement, except that (a) nothing herein shall relieve either party from any liability for any willful breach hereof and (b) Buyer's indemnification and related obligations under Section 6.4 shall survive any such termination.

                                   ARTICLE 12
                                INDEMNIFICATION

     12.1 Assumption of Liabilities Relating to the Assets. As of the Effective Time and subject to Sellers' indemnification obligation set forth in Section 12.3, Buyer shall assume the Assumed Obligations. "Assumed Obligations" shall mean all liabilities, duties, and obligations of every kind whatsoever relative to (a) ownership, operation, occupancy, condition or use of the Assets on and after the Effective Time, and (b) matters arising out of any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment, whether known or unknown, whether attributable to period of time before or after the Effective Time.

     12.2 Indemnification By Buyer. Subject to Section 12.4(a), Buyer shall indemnify, release, defend, and hold harmless Sellers, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the "Sellers Indemnitee") from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, court costs and attorneys' fees) ("Losses") asserted against, resulting from, imposed upon or incurred by any of the Sellers Indemnitee as a result of, or arising out of:
(a) the breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, or (b) the Assumed Obligations, or (c) any liability for taxes (including interest, penalties or fines related thereto) the responsibility for payment of which was assumed by Buyer pursuant to Section 6.7 above; provided, however, that Buyer shall not assume and shall have no obligation to indemnify any of the Sellers Indemnitee with respect to any matter for which Sellers are indemnifying Buyer pursuant to
Section 12.3.

     12.3 Indemnification By Sellers. Subject to Section 12.4(b), Sellers shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the "Buyer Indemnitees") from and against all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of, or arising out of, (a) the breach of any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement, (b) the ownership, operation, occupancy, use or condition of the Assets prior to the Effective Time, other than matters relating to Environmental Laws (which are covered by clause (e) below), (c) claims made by employees or former employees of Sellers or any affiliates of Sellers with regard to compensation and benefits under any benefit plan or any other employee benefit program in which such employee participated while employed by Sellers or any affiliate of Sellers prior to the Effective Time, (d) Title Defects related to the Sellers Assets as to which Sellers elected pursuant to
Section 9.3 above to indemnify Buyer against all liability, loss, cost and expense, subject to satisfaction of the deductible provided for in Section 9.3(b), (e) Environmental Compliance Deficiencies related to the Sellers Assets as to which Sellers elected pursuant to Section 10.1(b)(ii) above to indemnify Buyer against Losses and Environmental Compliance Deficiencies related to the Sellers Assets raised by Buyer within three (3) years after the Closing pursuant to Section 10.2(b) above, subject, in each case, to the limitations on liability set forth in Article 10, and (f) any liability for taxes related to the Sellers Assets (including interest, penalties or fines related thereto) for the period prior to the Effective Time other than those assumed by Buyer pursuant to Section 6.9 above.

     12.4 Limitation on Damages; Survival of Representations. (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL BUYER BE LIABLE TO THE SELLERS' INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT IF ANY SELLER INDEMNITEE IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND BUYER IS OBLIGATED TO INDEMNIFY SUCH

SELLER INDEMNITEE FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE BUYER SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH SELLER INDEMNITEE FOR SUCH DAMAGES. The representations and warranties of Buyer set forth in ARTICLE 5 shall survive the Closing for a period of three (3) years and such representations and warranties of Buyer shall terminate at 5:00 p.m., local time in Houston, Texas, on the third anniversary of the Closing Date; provided, however, that any such representation or warranty that is the subject of a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses ("Claim Notice") delivered in good faith shall survive with respect only to the specific matter described in such claim notice until the earlier to occur of (i) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

     (b) Notwithstanding anything to the contrary in this Agreement, the liability of Sellers under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

               (i) IN NO EVENT SHALL SELLERS BE LIABLE TO THE BUYER INDEMNITEE FOR ANY EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT IF ANY Buyer INDEMNITEE IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND EITHER SELLER IS OBLIGATED TO INDEMNIFY SUCH Buyer INDEMNITEE FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, SUCH SELLERS SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH BUYER INDEMNITEE FOR, SUCH DAMAGES.

               (ii) The representations and warranties of Sellers set forth in
          ARTICLE 4 (except for Section 4.9, which shall terminate at Closing) shall survive the Closing for a period of three years and such representations and warranties shall terminate at 5:00 p.m., local time in Houston, Texas, on the third anniversary of the Closing Date; provided, however, that any such representation and warranty that is the subject of a Claim Notice delivered in good faith shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

               (iii) Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers indemnify the Buyer Indemnitee, or be otherwise liable in any way whatsoever to the Buyer Indemnitee,
          (A) for any aggregated individual Losses as to which a claim has been made pursuant to Article 10) not in excess of $2,400 or (B) for any Losses (other than Losses as to which a claim has been made pursuant to Article10) until the Buyer Indemnitee have suffered Losses (other than Losses excluded pursuant to clause (A)) in the aggregate in excess of a deductible in an amount equal to Eight Thousand Dollars ($8,000.00) for non-environmental matters and Forty Thousand Dollars ($40,000.00) for environmental matters after which point Sellers will be obligated only to indemnify the Buyer Indemnitee from and against further Losses in excess of such deductible (and only to the extent of any such excess).

               (iv) Notwithstanding anything to the contrary herein, in no event shall Sellers indemnify the Buyer Indemnitee, or be otherwise liable in any way whatsoever to the Buyer Indemnitee, for any Losses under this Agreement in excess of an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000.00) provided, however, that for purposes of this Section 12.4(b)(iv) the term Losses shall include
          (A) any amount agreed upon by Buyer and Sellers pursuant to Article 9 as the value of any Title Defect and (B) any amounts paid by Sellers for environmental liabilities or corrective actions pursuant to
          Article 10.

               (v) No amount shall be recovered from Sellers for the breach or inaccuracy of any of Sellers' representations, warranties, covenants or agreements, or for any other matter, to the extent that Buyer had actual knowledge of such breach, inaccuracy or other matter at or prior to the Closing, nor shall Buyer be entitled to post-Closing rescission with respect to any such matter.

               (vi) Sellers shall have no liability for Losses pursuant to this Article unless a Claim Notice has been delivered to Sellers as required by Section 12.5 within three (3) years after the Effective Time.

     12.5 Notice of Asserted Liability, Opportunity to Defend. All claims for indemnification under Sections 12.2 and 12.3 shall be asserted and resolved pursuant to this Section 12.5. Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desire to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person.
No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

     12.6 Exclusive Remedy. As between the Buyer Indemnitee and the Seller Indemnitee the rights and obligations set forth in this Article 12 will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement, and the transactions provided for herein or contemplated hereby or thereby. It being understood and agreed between Sellers and Buyer that all other rights and obligations between Sellers and their affiliates on the one hand and the Buyer and its affiliates on the other hand shall be governed by this Agreement.

     12.7 NEGLIGENCE AND STRICT LIABILITY WAIVER. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

                                   ARTICLE 13
                                 MISCELLANEOUS

     13.1 Applicable Law, Alternative Dispute Resolution.

     (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     (b) Except as expressly provided in Section 2.5, any dispute arising under this Agreement shall be resolved pursuant to this Section 13.1:

               (i) Any party has the right to request the other to meet to discuss a dispute. The party requesting the meeting will give at least ten (10) business days notice in writing of the subject it wishes to discuss, provide a written statement of the dispute, and designate an officer of the company with complete power to resolve the dispute to attend the meeting. Within three (3) business days after receipt of such request, the party receiving the request will provide a responsive written statement and will designate an officer of the company who will attend the meeting with complete power to resolve the dispute.

               (ii) If the meeting fails to resolve the dispute by a signed agreement among the officers, the dispute shall be submitted for non-appealable, binding determination through arbitration. The parties agree that an officer with authority to resolve the dispute for each entity shall attend the arbitration. The Arbitrator chose from the arbitrators available through Judicial Arbitration & Mediation Services, In. ("JAMS") shall be the Arbitrator unless the parties agree on a substitute arbitrator. Unless otherwise agreed by the parties, the Arbitrator shall be a person with at least eight (8) years of professional experience in the natural gas industry or the judiciary and who is not, and within the previous five (5) years has not been, an employee or independent contractor of either Sellers or Buyer (or any affiliate thereof), and does not have a direct or indirect interest in either Sellers or Buyer (of any affiliate thereof) or the subject matter of the arbitration.

               (iii) the parties agree to make discovery and disclosure of all matters relevant to the dispute to the extent and in the manner provided by the Federal Rules of Civil Procedure. The Arbitrator will rule on all requests for discovery and disclosure and discovery shall be completed within ninety (90) days of the date of the first notice pursuant to Section 13.1(b)(i). The Arbitrator shall follow the statutes and decisions of the substantive law of Texas relevant to the subject. The Arbitrator's powers shall be limited to enforcement of this Agreement as to the issues raised by the parties, and shall not include tort claims or the power to award punitive damages. The Arbitrator shall not have the authority or power to alter, amend or modify any of the terms and conditions of the agreement of the parties. The Arbitrator shall issue a final ruling within hundred eighty (180) days of the date of the first notice pursuant to Section 13.1(b)(i).

               (iv) The ruling of the Arbitrator shall be in writing and signed, shall contain a statement of findings and conclusions and shall be final and binding upon the parties. The fees and expenses of counsel, witnesses and employees of the parties and all other costs and expenses incurred exclusively for the benefit of the party incurring the same shall be borne by the party incurring such fees and expenses. All other fees and expenses including, without limitation, compensation for the Arbitrator shall be divided equally between the parties. All meetings and arbitration hearings held pursuant to this Section 13.1 shall take place in Houston, Texas. Judgment on the arbitration award or decision may be entered in any court having jurisdiction.

     13.2 Expenses and Attorney Fees. Each party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither party shall be entitled to any reimbursement for such expenses from the other party hereto. Without limiting the generality of the foregoing, Buyer will be solely responsible for all recording fees and taxes relating to the conveyances to be delivered pursuant hereto. Notwithstanding the foregoing, if any action is brought to enforce or for breach of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses (including reasonable attorney fees).

     13.3 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the business of operating pipelines and that it has had access to the Assets, the officers and employees of Sellers and their affiliates, and the Records of Sellers and their affiliates relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets (which will be completed by April 19, 1996 at 5:00 P.M.) and upon the representations and warranties of Sellers made in Article 4 and on the covenants of Sellers in this Agreement.

     13.4 Disclaimer Regarding Assets. Except as otherwise expressly provided in this AGREEMENT, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (d) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT) IT BEING THE EXPRESS INTENTION OF BUYER AND SELLERS THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT) THE ASSETS SHALL BE ACCEPTED BY BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR; AND BUYER REPRESENTS TO SELLERS THAT BY APRIL 19, 1996 AT 5:00 P.M. BUYER WILL HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE ASSETS AS BUYER DEEMS APPROPRIATE AND THEREAFTER BUYER WILL ACCEPT THE ASSETS AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     13.5 Waiver of Trade Practices Acts.

     (a) It is the intention of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Sellers, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Com. Code Ann. Section 17.41 et seq. (the "DTPA"). AS SUCH, BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN

CONNECTION WITH OTHER STATUTES; PROVIDED, HOWEVER, BUYER DOES NOT WAIVE Section
17.555 OF THE DTPA. BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLERS.

     (b) TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER HEREBY WAIVES ALL PROVISIONS OF CONSUMER PROTECTION ACTS, DECEPTIVE TRADE PRACTICE ACTS AND OTHER ACTS SIMILAR TO THE DTPA IN ALL JURISDICTIONS IN WHICH ANY OF THE ASSETS ARE LOCATED (SUCH ACTS, TOGETHER WITH THE DTPA, ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "TRADE PRACTICES ACTS").

     (c) BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLERS HAVE AGREED TO PERFORM THEIR OBLIGATIONS UNDER THIS AGREEMENT HAVE BEEN PREDICATED UPON THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS AND THIS WAIVER OF THE TRADE PRACTICES ACTS. BUYER FURTHER RECOGNIZES THAT SELLERS, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS.

     13.6 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Article 12 shall inure to the benefit of the Buyer Indemnitee and the Seller Indemnitee as provided therein.

     13.7 Waiver. Except as expressly provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced.

     13.8 Entire Agreement; Amendment. This Agreement, the Schedules and Exhibits hereto, each of which is deemed to be a part hereof, and any agreements, instruments or documents executed and delivered by the parties pursuant to this Agreement, constitute the entire agreement and understanding between the parties, and all previous undertakings, negotiations and agreements between the parties regarding the subject matter hereof are merged herein; provided however, that this Agreement does not supersede the confidentiality Agreement, which shall not terminate (except in accordance with its terms) unless and until the Closing occurs, and following the Closing, only to the extent it relates to the Assets. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Sellers.

     13.9 Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such part set forth below. Any such notice shall be effective upon receipt or three (3) days after placed in the mail, whichever is earlier.

    If to Buyer:                     Continental Natural Gas, Inc.
                                     1412 South Boston, Suite 500
                                     Tulsa, OK  74121


    By Mail or Hand Delivery:        Continental Natural Gas, Inc.
                                     1412 South Boston, Suite 500
                                     P.O. Box 21470
                                     Tulsa, OK  74121

    Attention:
    Telephone Number:                918-582-4700
    Telecopy Number:                 918-560-4900

    with a copy to
    Attention:
    Telecopy Number:
    Telephone Number:

    If to Sellers:

    By Mail:                         Transwestern Gathering Company
                                     P.O. Box 1188
                                     Houston, Texas  77251-1188
    Attention:                       Vice President and Secretary

    With a copy to:                  Vice President and General Counsel
                                     Enron Gathering Company
                                     P.O. Box 1188
                                     Houston, Texas  77251-1188
    Attention:                       Vice President and Secretary
    With a copy to:                  Vice President and General Counsel


    By Hand Delivery:                Transwestern Gathering Company
                                     Enron Gathering Company
                                     1400 Smith Street
                                     Houston, Texas  77002
    Attention:                       Vice President and Secretary
    Telephone Number:                (713) 853-6424
    Telecopy Number:                 (713) 853-3920
    With a copy to:                  Vice President and General Counsel
    Telephone Number:                (713) 853-6009
    Telecopy Number:                 (713) 646-2738


Any party may, by notice so delivered, change its address for notice purposes hereunder.

     13.10 No Assignment. This Agreement shall not be assigned or transferred in any way whatsoever by either party hereto except with prior written consent of the other party hereto, which consent such party shall be under no obligation to grant, and any assignment or attempted assignment without such consent shall have no force or effect with respect to the non-assigning party. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of the parties hereto and their permitted successors and assigns.

     13.11 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

     13.12 Publicity. Sellers and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Entity or stock exchange, no party shall issue any such publicity or other release without the prior written consent of the other party, which shall not be unreasonably withheld.

     13.13 Construction. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof.

     13.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

     13.15 Further Assurances. After the Closing Date, each party hereto at the reasonable request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time, such further certificates, agreements or instruments of conveyance and transfer, assumption, release and acquittance and shall take such other action as the other party hereto may reasonably request, to convey and deliver the Assets to Buyer, to assure to Sellers the assumption of the liabilities and obligations intended to be assumed by Buyer hereunder and to otherwise consummate or implement the transactions contemplated by this Agreement.

     13.16 Payment of Funds. The amount of all revenues received by Sellers (or any affiliates thereof) relating to the ownership or operation of the Assets on or after the Effective Time shall be remitted to Buyer in immediately available funds on a timely basis. The amount of all revenues received by Buyer (or any affiliates thereof) relating to the ownership or operation of the Assets prior to the Effective Time shall be remitted to Sellers in immediately available funds on a timely basis. Without in any way limiting either party's obligation to remit such amounts on a timely basis, if any such amounts received by a party (or any affiliate thereof) are in excess of Twenty-five Thousand Dollars ($25,000) in the aggregate and have not been remitted to the other party within thirty (30) days of receipt by the receiving party (or any affiliate thereof), such amounts shall bear interest from the date of such receipt until the date upon which the other party receives remittance of such amount in full and in immediately available funds at an annual rate of 6%.

     13.17 Certain Interpretive Matters. The inclusion of any matter on any Schedules will not be deemed an admission by either party that such listed matter has or would have a Material Adverse Effect.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.


SELLERS:                                   SELLERS:                                  Buyer:

TRANSWESTERN                               ENRON GATHERING                           CONTINENTAL NATURAL
GATHERING COMPANY                          COMPANY                                   GAS, INC.



By:                                        By:                                       By:
   ----------------------                     -----------------------                   -------------------------
Name:                                      Name:                                     Name:
Title:                                     Title:                                    Title: